                                                               Filed Pursuant to
                                                          Rule 424(b)(3) and (c)
                                                      Registration No. 333-68082

               PROSPECTUS SUPPLEMENT NO. 4 DATED FEBRUARY 6, 2002
                                       TO
                       PROSPECTUS DATED SEPTEMBER 6, 2001

                                 UBIQUITEL INC.

                        17,562,861 Shares of Common Stock

     This Prospectus Supplement No. 4 (the "Prospectus Supplement") supplements our prospectus dated September 6, 2001, as supplemented by Prospectus Supplement No. 1 dated November 16, 2001, Prospectus Supplement No. 2 dated November 27, 2001 and Prospectus Supplement No. 3 dated December 17, 2001 (collectively, the "Prospectus"), relating to the public offering and sale of up to 17,562,861 shares of our common stock by certain of our stockholders.

     This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus. This Prospectus Supplement is qualified by reference to the Prospectus except to the extent that information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

                              SELLING STOCKHOLDERS

     As a result of transactions effected by certain Selling Stockholders after the last date of the Prospectus and prior to the date of this Prospectus Supplement, the table captioned "Selling Stockholders" set forth in the Prospectus is hereby replaced and superseded by the following table:


                                                  OWNERSHIP PRIOR                              OWNERSHIP AFTER
                                                  TO THE OFFERING             NUMBER OF          THE OFFERING
                                                -----------------------        SHARES        ---------------------
NAME                                            SHARES       PERCENTAGE       OFFERED(1)     SHARES     PERCENTAGE
----                                            ------       ----------       ----------     ------     ----------
The Ponderosa Telephone Co.(2)(3).......       6,478,671        8.0%          6,478,671        --           --
Irrevocable Trust Under the Will of
  J.H. Evans(2)(4)......................       2,604,364        3.2           2,604,364        --           --
J.H. Evans Family Limited
  Partnership(2)(5).....................         745,054          *             745,054        --           --
Bryan Family, Inc.(2)(6)................         631,856          *             631,856        --           --
Kerman Communications, Inc.(2)(7).......         534,217          *             534,217        --           --
Jane Blair Vilas 1990 Trust(2)(8).......         420,092          *             420,092        --           --
Instant Phone, LLC(2)(9)................         466,077          *             466,077        --           --
The Dan and Danna Holmes Charitable
  Remainder Trust II(2)(10).............         444,683          *             444,683        --           --
The John and Wendy Evans Charitable


                                                  OWNERSHIP PRIOR                              OWNERSHIP AFTER
                                                  TO THE OFFERING             NUMBER OF          THE OFFERING
                                                -----------------------        SHARES        ---------------------
NAME                                            SHARES       PERCENTAGE       OFFERED(1)     SHARES     PERCENTAGE
----                                            ------       ----------       ----------     ------     ----------
  Remainder Trust II(2)(11).............         434,437          *             434,437        --           --
Ramyar, LLC(2)(12)......................         389,079          *             389,079        --           --
RCBM, LLC(2)(13)........................         379,079          *             379,079        --           --
Mandy Investments Inc.(2)(6)............         383,433          *             383,433        --           --
Barcus Family Limited Partnership(2)(14)         267,108          *             267,108        --           --
S&K Moran Family Limited
  Partnership(2)(15)....................         267,108          *             267,108        --           --
Delmar Williams & Associates,
  L.P.(2)(16)...........................         117,139          *             117,139        --           --
American Endowment Foundation FBO Evans
  Family Foundation(2)(17)..............          82,050          *              82,050        --           --
Paribas North America, Inc.(18).........               0          *                   0        --           --
American Endowment Foundation FBO
  Holmes Family Foundation(2)(19).......          71,808          *              71,808        --           --
Jane B. Vilas(2)(20)....................          59,608          *              59,608        --           --
Hal Kluis(2)(21)........................          45,347          *              45,347        --           --
Harry Midgley(22).......................          24,191          *              24,191        --           --
William V. Lawn(23).....................          15,000          *              15,000        --           --
Kathleen Taormina(24)...................          11,571          *              11,571        --           --
Kathy Mueller(25).......................           6,048          *               6,048        --           --
Fred Ritter(26).........................           2,893          *               2,893        --           --
Jack Bumgarner(27)......................           1,446          *               1,446        --           --

------------------------

*    Represents ownership of less than 1%.

(1) The actual number of shares of common stock offered hereby and included in the registration statement of which this prospectus forms a part includes, pursuant to Rule 416 under the Securities Act, such additional number of shares of common stock as may be issuable in connection with the shares registered for sale hereby resulting from stock splits, stock dividends, recapitalizations or similar transactions.
(2) A portion of the shares listed as beneficially owned by each selling stockholder has been deposited in an escrow account in connection with the VIA Wireless acquisition to secure the respective indemnification obligations of the selling stockholders under the merger agreement. These escrow shares are to be released from escrow and delivered to the selling stockholders not later than August 13, 2002 to the extent that no claims have been made against the escrow. This registration statement and the sums indicated in the column entitled "Number of Shares Offered" include all of the escrow shares.
(3) The address of The Ponderosa Telephone Co. is 47034 Road 201, O'Neals, California 93645. Matthew J. Boos, one of our directors, is the General Manager of The Ponderosa Telephone Co., the former secretary/treasurer of VIA Wireless and a former member of VIA Wireless' members committee. Silkwood Ventures LLC, of which E.L. Silkwood owns a controlling interest, owns 29.4% of the voting stock of The Ponderosa Telephone Co. The Else Bigelow-Jesse E. Bigelow Trust DUA 03/12/87 owns 15.7% of the voting stock of The Ponderosa Telephone Co. for the benefit of E.L. Silkwood. The Jesse
     E. Bigelow Residual Trust owns 6.1% of the voting stock of The Ponderosa Telephone Co. for the benefit of E.L. Silkwood. The Robert F. Bigelow Marital Reduction Trust DUA 11/20/81 owns 20.6% of the voting stock of The Ponderosa Telephone Co. for the benefit of Mary F. Bigelow. No other person owns more than 5% of the voting stock of The Ponderosa Telephone Co.
(4)  The address of Irrevocable Trust Under the Will of J.H. Evans is c/o Jane
     B. Vilas, 10661 N. Golfink Road, Turlock, California 95380. The shares held by the Irrevocable Trust Under the Will of J.H. Evans are owned by Jane B. Vilas as Trustee thereof. Between December 12, 2001 and January 28, 2002, the Irrevocable Trust Under the Will of J.H. Evans sold an aggregate of 270,000 shares of our common stock.
(5) The address of J.H. Evans Family Limited Partnership is c/o Jane B. Vilas, 10661 N. Golfink Road, Turlock, California 95380. Jane B. Vilas as manager of Vilas, LLC owns a 100% interest as general partner of the J.H. Evans Family Limited Partnership. Danna Holmes owns a 12.6% limited partnership interest of the J. H. Evans Family Limited Partnership. Dan Holmes, Danna Holmes and Van Newell as Trustees of The Dan and Danna

     Holmes Charitable Remainder Unitrust I own a 18.6% limited partnership interest of the J. H. Evans Family Limited Partnership. John Evans owns a 19.8% limited partnership interest of the J.H. Evans Family Limited Partnership. Cindy Evans and Van Newell as Trustees of The Cynthia Evans Charitable Remainder Unitrust I own a 15.8% limited partnership interest of the J.H. Evans Family Limited Partnership; Ms. Evans also owns a 13.2% limited partnership interest of the J.H. Evans Family Limited Partnership. John Evans, Wendy Evans and Van Newell as Trustees of the The John and Wendy Evans Charitable Unitrust I own a 5.5% limited partnership interest of the J.H. Evans Family Limited Partnership. No other person owns more than 5% of the limited partnership interests of the J.H. Evans Family Limited Partnership. Between November 16, 2001 and December 12, 2001, BSB sold an aggregate of 745,053 shares of our common stock that J.H. Evans Family Limited Partnership had loaned to BSB in connection with a Forward Agreement among such parties.
(6) Of such shares, Bryan Family, Inc. has pledged 400,000 shares to UBS AG to secure its payment or delivery obligations under a collar transaction. The address of Bryan Family, Inc. and Mandy Investments Inc. is 340 Live Oak Road, Paicines, California 95043. Steven R. Bryan owns 50.1% and Harvey S. Bryan owns 49.9% of the voting stock of Bryan Family, Inc. and Mandy Investments Inc.
(7) The address of Kerman Communications, Inc. is 811 S. Madera Avenue, Kerman, California 93630. William Sebastian and Kathleen Sebastian as Trustees of the William and Kathleen Sebastian Trust of 1982 own 14.91% of the voting stock of Kerman Communications, Inc. Susan Moran owns 5.19% of the voting stock of Kerman Communications, Inc. as Custodian for each of Amanda Moran, Evan Moran and Christopher Moran. William S. Barcus owns 5.19% of the voting stock of Kerman Communications, Inc. Brian S. Barcus and Christina Mae Barcus as Trustees of the Barcus Family Trust UAD June 21, 1994 own 5.19% of the voting stock of Kerman Communications, Inc. Susan Moran as Trustee of the Moran Family Trust UAD December 13, 1995 owns 14.30% of the voting stock of Kerman Communications, Inc. Edward Scott Barcus and Ruth Anne Barcus as Trustees of the Barcus Family Trust UAD May 3, 1994 own 16.34% of the voting stock of Kerman Communications, Inc. Ruth A. Barcus and Frank Freiberger as Trustees of the Sebastian/Barcus Generation Skipping Trust own 11.64% of the voting stock of Kerman Communications, Inc. Susan Moran and Frank Freiberger as Trustees of the Sebastian/Moran Generation Skipping Trust own 11.64% of the voting stock of Kerman Communications, Inc. No other person owns more than 5% of the voting stock of Kerman Communications, Inc.
(8) The address of the Jane Blair Vilas 1990 Trust is 7312 Hillcrest Drive, Modesto, California 95356. The shares held by the Jane Blair Vilas 1990 Trust are owned by John H. Evans and Danna Holmes as Trustees thereof. On November 16, 2001, November 27, 2001 and December 17, 2001, the Jane Blair Vilas 1990 Trust sold an aggregate of 96,400 shares of our common stock.
(9) The address of Instant Phone, LLC is c/o David S. Nelson, 7084 N. Cedar, Box 84, Fresno, California 93704. All of the member interests of Instant Phone, LLC are owned by Davis S. Nelson, the former president of VIA Wireless. In connection with the acquisition of VIA Wireless, UbiquiTel has entered into a consulting agreement with Mr. Nelson. Between December 11, 2001 and January 22, 2002, Instant Phone, LLC sold an aggregate of 28,000 shares of our common stock.
(10) The address of The Dan and Danna Holmes Charitable Remainder Trust II is 5781 Hillcrest Road, Merced, California 95340. The shares held by The Dan and Danna Holmes Charitable Remainder Trust II are owned by Dan Holmes, Danna Holmes and Van Newell as Trustees thereof.
(11) The address of The John and Wendy Evans Charitable Remainder Trust II is 7312 Hillcrest Drive, Modesto, California 95356. The shares held by The John and Wendy Evans Charitable Remainder Trust II are owned by John and Wendy Evans and Van Newell as Trustees thereof.
(12) The address of Ramyar, LLC is 327 Medio Drive, Los Angeles, California 90049. The shares held by Ramyar, LLC are owned by Marsha Ambraziunas as the sole member thereof. On January 10, 2002, Ramyar, LLC sold 15,000 shares of our common stock.
(13) The address of RCBM, LLC is 327 Medio Drive, Los Angeles, California 90049. The shares held by RCBM, LLC are owned by Rimvydas Ambraziunas as the sole member thereof. On December 10 and December 11, 2001, RCBM, LLC sold an aggregate of 25,000 shares of our common stock.
(14) The address of Barcus Family Limited Partnership is 811 S. Madera Avenue, Kerman, California 93630. Ruth A. Barcus owns a 100% interest as general partner of Barcus Family Limited Partnership. Edward Scott Barcus and Ruth Anne Barcus as Trustees of the Barcus Family Trust UAD May 3, 1994 own a 29.59% limited partnership interest of Barcus Family Limited Partnership. William S. Barcus owns a 16.33% limited partnership interest of Barcus Family Limited Partnership. Brian S. Barcus and Christina Mae Barcus as Trustees of the Barcus Family Trust UAD June 21, 1994 own a 16.33% limited partnership interest of Barcus Family Limited Partnership. Barbara A. Douglas owns a 16.33% limited partnership interest of Barcus Family Limited Partnership. Ruth A. Barcus and Frank Freiberger as Trustees of the Sebastian/Barcus Generation Skipping Trust own a 21.43% limited partnership interest of Barcus Family Limited Partnership. No other person owns more than 5% of the limited partnership interests of Barcus Family Limited Partnership.

(15) The address of S&K Moran Family Limited Partnership is 811 S. Madera Avenue, Kerman, California 93630. Susan Moran owns 100% of the general partnership interest of S&K Moran Family Limited Partnership. Susan Moran as Trustee of the Moran Family Trust UAD December 13, 1995 owns a 48.98% limited partnership interest in S&K Moran Family Limited Partnership. Amanda Moran owns a 5.10% limited partnership interest in S&K Moran Family Limited Partnership. Evan Moran owns a 5.10% limited partnership interest in S&K Moran Family Limited Partnership. Susan Moran as Custodian for Christopher Moran owns a 5.10% limited partnership interest in S&K Moran Family Limited Partnership. Susan Moran and Frank Freiberger as Trustees of the Sebastian/Moran Generation Skipping Trust own a 35.71% limited partnership interest in S&K Moran Family Limited Partnership. No other person owns more than 5% of the limited partnership interests of S&K Moran Family Limited Partnership.
(16) The address of Delmar Williams & Associates, L.P. is 10052 Oak Branch Circle, Carmel, California 93923. Delwyn C. Williams holds a 1% interest as general partner and a 25% interest as a limited partner of Delmar Williams & Associates, L.P. No other person owns more than 5% of the limited partnership interests of Delmar Williams & Associates, L.P. On November 14, 2001, Delmar Williams & Associates, L.P. sold 57,140 shares of our common stock. On November 16, 2001, BSB sold the 60,000 shares of our common stock that Delmar Williams & Associates, L.P. had loaned to BSB in connection with a Forward Agreement among such parties.
(17) The address of American Endowment Foundation FBO Evans Family Foundation is c/o Philip Tobin, 1521 Georgetown Road, Hudson, Ohio 44236. The shares held by American Endowment Foundation FBO Evans Family Foundation are owned by Philip Tobin and Thomas Tobin as executive officers thereof.
(18) The address of Paribas North America, Inc. is 787 Seventh Avenue, New York, NY 10019. Paribas, through its affiliates, is the lead arranger, administrative agent and principal lender under our $300 million credit facility. Paribas sold all of its shares of our common stock prior to the date of Prospectus Supplement No. 1.
(19) The address of American Endowment Foundation FBO Holmes Family Foundation is c/o Philip Tobin, 1521 Georgetown Road, Hudson, Ohio 44236. The shares held by American Endowment Foundation FBO Holmes Family Foundation are owned by Philip Tobin and Thomas Tobin as executive officers thereof.
(20) The address of Jane B. Vilas is 10661 N. Golfink Road, Turlock, California 95380.
(21) The address of Hal Kluis is 916 Scenic Court, Coarsegold, California 95355. Mr. Kluis is a former officer of J.H. Evans, Inc., one of the members of VIA Wireless.
(22) The address of Harry Midgley is 44299 Cottontail Court, Coarsegold, California 93614. Mr. Midgley is a former employee of VIA Wireless.
(23) The address of William V. Lawn is 13 East Timber Drive, Marmora, New Jersey 08223. Mr. Lawn is a former employee of UbiquiTel.
(24) The address of Kathleen Taormina is 2634 N. Van Ness Boulevard, Fresno, California 93704. Ms. Taormina is a former employee of VIA Wireless.
(25) The address of Kathy Mueller is 8681 N. 4th, Fresno, California 93720. Ms. Mueller is an employee of VIA Wireless. Ms. Mueller sold 6,048 shares of our common stock in transactions effected between November 8, 2001 and November 13, 2001. Includes an additional 6,048 shares covered by the Prospectus that Ms. Mueller received in connection with our acquisition of VIA Wireless, her ownership of which had not vested before the date of this Prospectus Supplement.
(26) The address of Fred Ritter is 7413 N. Sierra Vista Avenue, Fresno, California 93720. Mr. Ritter is an employee of VIA Wireless. Includes an additional 1,446 shares covered by the Prospectus that Mr. Ritter received in connection with our acquisition of VIA Wireless, his ownership of which had not vested before the date of this Prospectus Supplement.
(27) The address of Jack Bumgarner is 2610 Nectarine Street, Selma, California 93662. Mr. Bumgarner is an employee of VIA Wireless. Includes an additional 723 shares covered by the Prospectus that Mr. Bumgarner received in connection with our acquisition of VIA Wireless, his ownership of which had not vested before the date of this Prospectus Supplement.

                            -------------------------

SEE "RISK FACTORS" SET FORTH IN THE PROSPECTUS TO READ ABOUT IMPORTANT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

                           -------------------------

     These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and

Exchange Commission or any state securities commission passed upon the accuracy or adequacy of the Prospectus or this Prospectus Supplement. Any representation to the contrary is a criminal offense.

     The date of this Prospectus Supplement is February 6, 2002.